Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into on July 28, 2026 and effective as of August 1, 2026 (the “Effective Date”) by and between Marianne Mancini, an individual (“Consultant”), and Viking Therapeutics, Inc., a Delaware corporation (together with its successors and assigns, “VIKING”), having a principal place of business at 9920 Pacific Heights Blvd, Suite 500, San Diego, CA 92121. Consultant or VIKING may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, VIKING wishes to engage Consultant to provide the services described on Exhibit A hereto (collectively, “Consulting Services”) and Consultant is willing to provide these services to VIKING during the Term (as defined below); and

NOW, THEREFORE, in consideration of the mutual premises and the mutual covenants set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

1.
Consulting Services: Consultant is capable of providing, shall be available to provide and shall provide to VIKING, Consulting Services as requested by VIKING on an as-needed basis during the Term (as defined below). The relationship between the Parties pursuant to this Agreement is non-exclusive. Consultant may perform services for other clients and VIKING may engage the services of other consultants. Consultant shall carry out Consultant’s duties in an expert and diligent manner and shall, to the best of Consultant’s ability, promptly and faithfully comply with and observe all lawful and proper requests which may from time to time be given to Consultant by VIKING pursuant to, or within the spirit of, this Agreement. Consultant shall not subcontract any work in connection with this Agreement. Consultant is expected to devote at least 1 hour per month to performance of the Consulting Services.
2.
Compensation. As the sole consideration for Consultant providing the Consulting Services to VIKING, notwithstanding Consultant’s retirement from VIKING as its Chief Operating Officer effective July 31, 2026, from such retirement through the earlier of: (i) the date this Agreement is terminated in accordance with Section 8 hereof and (ii) the last date of the Term, Consultant shall be deemed to remain in “Continuous Service” to VIKING for purposes of the outstanding stock option awards and restricted stock units (but, for avoidance of doubt, not performance-based restricted stock units) held by Consultant as of the date of Consultant’s retirement from VIKING, as described on Exhibit A hereto (such options and restricted stock units, the “Awards”), the Awards shall continue to vest in accordance with the award agreement(s) and plan(s) applicable to the Awards, and the Awards shall continue to be subject to such terms, including, without limitation, with respect to, as applicable, expiration, exercisability, exercise period and vesting; provided that the Awards shall vest in full as of immediately prior to, and contingent upon, the occurrence of a Change in Control (as defined in Viking Therapeutics, Inc 2024 Equity Incentive Plan). Both Parties acknowledge that the compensation described in this Section 2 represents the fair market value of the Consulting Services. For avoidance of doubt, both Parties acknowledge and agree that the performance-based restricted stock units held by Consultant as of the date of Consultant’s retirement from VIKING shall no longer be eligible for vesting and all such unvested performance-based restricted stock units shall be deemed terminated and of no further force or effect as of Consultant’s retirement from VIKING.
3.
Independent Contractor: Consultant is an independent contractor and not an employee of VIKING or its subsidiaries or other affiliates (collectively, the “VIKING Affiliates”). Nothing herein shall be construed to create a partnership, joint venture, agency or employer-employee relationship between VIKING or any VIKING Affiliate, on the one hand, and Consultant, on the other. Consultant will not represent herself to be, or hold herself out as, an employee of VIKING or any VIKING Affiliate. Consultant shall not have any express or implied right or authority to assume or create any obligations on behalf of or in the name of VIKING or any VIKING Affiliate, or to bind VIKING or any VIKING Affiliate to any other contract, agreement or undertaking with any third party. Consultant shall not be entitled to any of the benefits that VIKING may make available to its employees, such as group insurance, profit-sharing or retirement benefits. Even if Consultant were to become or be deemed to be a common-law employee of VIKING, Consultant still shall not be eligible for coverage or to receive any benefit under any VIKING employee benefit plan or any employee compensation arrangement with respect to any period during which VIKING classified Consultant as a consultant. The consideration set forth in Section 2 hereof shall be the sole consideration due to Consultant for Consulting Services rendered hereunder. It is understood neither VIKING nor any VIKING Affiliate will withhold any amounts for payment of taxes from the compensation of Consultant hereunder. It is Consultant’s responsibility to comply with any obligations towards tax authorities, which may result from this Agreement and Consultant shall indemnify and defend VIKING and each VIKING Affiliate against, and hold VIKING and each VIKING Affiliate harmless from, any taxes, social security premiums, costs, penalties, interest or liabilities regarding the potential tax and social security consequences resulting from this Agreement.
4.
Nondisclosure of Confidential Information:

a. Consultant recognizes and acknowledges that certain knowledge and information which it, he or she will acquire or develop (including, without limitation, knowledge or information created, discovered, developed or made known by or to Consultant arising out of his or her retention as a consultant by VIKING) relating to the business of VIKING, including, without limitation, any financial information, business plans, clinical and product development plans, strategies, manufacturing information, business forecasts, sales and marketing materials and plans, contractual arrangements, including the terms of this Agreement, patent disclosures, patent applications, structures, models, techniques, know-how, trade secrets, processes, compositions, formulations, compounds, chemicals, peptides, proteins, complexes, conjugates, viruses, extracts, media, vectors, cells, cell components, cell lines, formulations, samples, procedures, discoveries and apparatus relating to the same and other proprietary information related to the current, future and proposed products and services of VIKING (collectively, “Confidential Information”), whether in oral, written, graphic or electronic form, are the valuable property of VIKING.

b. Consultant covenants and agrees that, without the prior written consent of VIKING, Consultant will not use, disclose, divulge or publish any Confidential Information at any time during the Term or thereafter except as may be necessary to perform the Consulting Services; provided, however, that Consultant’s non-disclosure and non-use obligations shall not apply to any Confidential Information that Consultant can prove through its own written documentation that (i) was publicly known at the time of disclosure to Consultant, (ii) became publicly known or available thereafter other than by means in violation of this Agreement or any other duty owed to VIKING by Consultant, or (iii) was lawfully disclosed to Consultant by a third party. In the event a court or governmental agency legally compels Consultant to disclose Confidential Information, Consultant shall promptly inform VIKING of the compelled disclosure, so that VIKING may seek a protective order or other remedy or waive compliance with this Agreement, or both. Consultant shall limit any compelled disclosure of Confidential Information to that legally required. In addition, VIKING and Consultant acknowledge and agree that, if Consultant is an individual, Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) (the Defend Trade Secrets Act of 2016) or create liability for disclosures of trade secrets that are expressly allowed by the Defend Trade Secrets Act of 2016.

c. Consultant agrees that any disclosure of Confidential Information will only be such as is reasonably necessary to the performance of the Consulting Services and will only be to Consultant’s employees and assistants who are bound by written agreements with Consultant to maintain the Confidential Information in confidence.

d. Consultant agrees not to disclose to VIKING, or use in connection with Consultant’s efforts for VIKING, any Confidential Information belonging to any third party, including the Consultant’s prior employers, or any prior inventions made by him or her and which VIKING is not otherwise legally entitled to learn of or use.

e. Upon termination of its, his or her service hereunder, Consultant agrees to promptly deliver to VIKING, all Confidential Information in its, his or her possession that is written or other tangible form (together with all copies or duplicates thereof, including computer files), and all other property, materials or equipment that belong to VIKING, its customers, its prospects or its suppliers.

5.
Restrictive Covenants

a. Consultant will not, during the Term and, to the fullest extent permissible under applicable law, for six (6) months thereafter, directly or indirectly, solicit or attempt to solicit employees or consultants of VIKING to terminate their relationship with VIKING. Despite the previous sentence, Consultant may hire VIKING employees or consultants that respond to a general solicitation for employment or other engagement. Consultant will not during the Term directly or indirectly solicit or induce (or attempt to solicit or induce) vendors of VIKING to terminate their relationship with VIKING.

b. Consultant acknowledges that she is in possession of and will have continuing access to VIKING’s Confidential Information while Consultant provides services under this Agreement, and accordingly Consultant shall have a fiduciary duty and an undivided duty of loyalty to VIKING such that Consultant shall not, while providing services to VIKING, (i) accept employment with or render managerial, advisory or consulting services to any third party directly competitive with VIKING; or (ii) perform services for herself or any third party, if doing so threatens to or actually requires her to reveal or utilize VIKING’s Confidential Information.

6.
Intellectual Property:

a. Consultant shall specifically describe and identify in Exhibit A to this Agreement any and all technology, including without limitation information, materials and related intellectual property rights, which (i) Consultant intends to use in performing the work under this Agreement, (ii) is either owned solely by Consultant or controlled by Consultant such that Consultant possesses the right to grant a license or sublicense thereunder, and (iii) is in existence prior to the Effective Date (“Background Technology”). VIKING acknowledges that Consultant shall retain all of Consultant’s rights in any Background Technology. Consultant hereby grants to VIKING a non-exclusive, royalty-free and worldwide right to use and sublicense the use of any Background Technology for the purpose of developing and marketing VIKING products, but not for the purpose of marketing any Background Technology separate from VIKING products.

b. “Intellectual Property” shall mean any and all reports, results, new or useful art, original works of authorship, discoveries, improvements, technical developments, or inventions, whether or not patentable or registrable under copyright and all related patents, patent applications, know-how, designs, drawings, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artworks, devices, compounds, substances, materials, pharmaceuticals, methods, listings, routines, manuals and specifications, software (including, without limitation, object code, source code, flow charts, algorithms and related documentation), or other copyrightable or patentable work, that Consultant, solely or jointly with others, makes, conceives or reduces to practice or learns as a result of, or are first conceived or reduced to practice in the course of, the Consulting Services provided by Consultant to VIKING hereunder, or which are funded by VIKING, or which result from the use of VIKING’s Confidential Information or premises or resources owned or leased by VIKING. All right, title and interest of every kind and nature whatsoever in and to any such Intellectual Property, are hereby assigned by Consultant to VIKING, and shall be the sole and exclusive property of VIKING for any purposes or uses whatsoever, and shall be disclosed promptly by Consultant to VIKING. Any and all such Intellectual Property is the Confidential Information of VIKING.

c. Consultant agrees to assist VIKING in any reasonable manner to obtain and enforce for VIKING’s benefit any patents, copyrights and other property rights in any and all countries, with respect to any Intellectual Property, and Consultant agrees to execute, when requested, patent, copyright or similar applications and assignments to VIKING and any other lawful documents deemed necessary by VIKING to carry out the purposes of this Agreement with respect thereto. In the event that VIKING is unable for any reason to secure Consultant’s signature to any document required to apply for or execute any patent, copyright or other applications with respect to any Intellectual Property (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), after a written demand is made therefor upon Consultant (which shall refer to the provisions of this paragraph), Consultant hereby irrevocably designates and appoints VIKING and its duly authorized officers and agents as Consultant’s agents and attorneys-in-fact to act for and on Consultant’s behalf and instead of Consultant, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, mask works or other rights thereon with the same legal force and effect as if executed by Consultant.

7.
Term: This Agreement shall commence on August 1, 2026 and shall continue until January 2, 2030, each inclusive (the “Term”), unless terminated prior to such time by either Party in accordance with Section 8.
8.
Termination: Consultant may terminate this Agreement for any reason or no reason by providing fifteen (15) days written notice to VIKING. VIKING may terminate this Agreement immediately upon notice to Consultant in the event of: (a) Consultant’s conviction of a felony or other crime involving moral turpitude; (b) Consultant’s commission of any act against any VIKING Affiliate, constituting willful misconduct, dishonesty, fraud, theft, or embezzlement; (c) Consultant’s intentional or grossly negligent failure to follow the directions of VIKING’s Chief Executive Officer with respect to the Consulting Services, which is not cured within thirty (30) days after written notice thereof to Consultant; (d) breach of a material policy of any VIKING Affiliate applicable to Consultant, which is material, which causes any VIKING Affiliate material harm, and which is not cured within thirty (30) days after written notice thereof to Consultant; or (e) any other breach of this Agreement that is not cured within thirty (30) days after written notice thereof to Consultant.
9.
Notice: Any notice or communication permitted or required by this Agreement shall be deemed effective when personally delivered or deposited, postage prepaid, in the first class mail of the United States properly addressed to the appropriate Party at the address set forth below or in the case of email on the next business day after being sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that the email has not been delivered:

If to Consultant:

Marianne Mancini

4618 W. Talmadge Drive

San Diego, CA 92116

Phone: [...***...]

Email: [...***...]

If to VIKING:

Viking Therapeutics, Inc.

9920 Pacific Heights Blvd, Suite 500

San Diego, CA 92121

Phone: [...***...]

Email: [...***...]

10.
Compliance with Law: Consultant will comply with all applicable national, federal, state and local laws, statutes, rules and regulations in the performance of Consulting Services under this Agreement.
11.
Site Visits: Consultant shall be subject to VIKING’s badge and pass requirements in effect at VIKING’s premises, if any. Consultant agrees to be bound by all orders, rules and regulations of VIKING pertaining to the use of VIKING’s facilities. Except for injury or damage caused solely by the fault or negligence of VIKING, VIKING shall not be liable under any circumstances for any personal or property injury or damage done or suffered by Consultant on VIKING’s premises and Consultant shall assume all risk of such injury or damage while on VIKING’s premises.
12.
Trade Name/Logo: Consultant shall not use the name, trade name, trade mark or logo of VIKING or any abbreviation or adaptation thereof, in any advertising, trade display, public statement, or for any commercial purposes without the prior written consent of VIKING.
13.
Headings: All headings are for convenience only and shall not affect the meaning of any provision hereof.
14.
Entire Agreement: This Agreement constitutes the entire agreement of the Parties with regard to the subject matter hereof and thereof, and replaces and supersedes all other agreements or understandings, whether written or oral.
15.
Amendments: No amendment or extension of the Agreement shall be binding unless in writing and signed by both Parties.
16.
Waiver: No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
17.
Binding Effect: This Agreement shall be binding upon and shall inure to the benefit of Consultant, VIKING, VIKING Affiliates and to VIKING’s and VIKING Affiliates’ successors and assigns.
18.
Assignment: Nothing in this Agreement shall be construed to permit the assignment by Consultant of any of her rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of VIKING. VIKING may assign this Agreement to any successor thereof without the prior consent of Consultant.
19.
Indemnification:
19.1
VIKING shall indemnify, defend and hold harmless Consultant from any damages, loss, injury, death, costs, fees or expenses which arise from, or are alleged to have arisen from, any claim, lawsuit or other action by a third party, resulting from violation or breach by VIKING of any term of this Agreement or of any statute, law or regulation governing VIKING.
19.2
Consultant shall indemnify, defend and hold harmless, VIKING and VIKING Affiliates, and the officers, directors, and employees of each of them, from any damages, loss, injury, death, costs, fees or expenses which arise from, or are alleged to have arisen from any claim, lawsuit or other action by a third party, resulting from violation or breach by Consultant of any term of this Agreement or of any statute, law or regulation governing the Consulting Services provided by Consultant pursuant to this Agreement.
19.3
Indemnification hereunder shall not apply to the extent any liability, damage, loss or expense is attributable to any negligent or wrongful act or omission, or willful malfeasance, by the Party claiming indemnification. Under no circumstances will a Party be liable for consequential, special or indirect damages of the other Party. It shall be a condition precedent to the indemnifying Party’s obligations hereunder that (a) the Party claiming indemnification immediately notifies the other Party of any risk or possible damage once the Party claiming indemnification is aware of the same, (b) the Party claiming indemnification permits the indemnifying Party to exercise control over the defense thereof, and (c) the Party claiming indemnification cooperates fully in connection with such defense.
20.
Legal And Equitable Remedies. Consultant hereby acknowledges and agrees that in the event of any breach of this Agreement by Consultant, including, without limitation, the actual or threatened disclosure of Confidential Information without the prior express written consent of VIKING, VIKING will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, Consultant hereby agrees that VIKING shall be entitled to specific performance of Consultant’s obligations under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.
21.
Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the application of principles of conflicts of law.
22.
Legal: By signing this Agreement, both Parties agree that any controversy or claim arising will be resolved by binding arbitration. Binding arbitration will be conducted by Judicial Arbitration & Mediation Services (“J•A•M•S”), or any successor. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The arbitrator is without jurisdiction to apply any different substantive law or law of remedies. The Federal Rules of Evidence shall apply. The arbitration shall be final and binding upon the parties. The arbitrator’s decision will be final and non-appealable and may be entered in any court having jurisdiction. Unless and until the arbitrators decide that one Party is to pay for all (or a share) of the arbitrators’ fees and expenses, both Parties shall share equally in the payment of the arbitrators’ fees as and when billed by the arbitrators. The arbitration will be held in San Diego County, California, unless the Parties mutually agree in writing to another place.
23.
Severability: If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, so long as the Agreement, taking into account said voided provision, continues to provide the Parties with materially the same benefits as set forth in this Agreement containing said voided provision on the Effective Date. If, after taking into account said voided provision, the Parties are unable to realize materially the same benefits as contemplated under this Agreement on the Effective Date, the Parties shall negotiate in good faith to amend this Agreement to reestablish (to the extent legally permissible) the benefits as provided the Parties under this Agreement on the Effective Date.
24.
Conflicts: Consultant represents and warrants that Consultant is not under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant warrants that Consultant has the right to disclose and/or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to VIKING or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Consultant agrees that Consultant shall not bundle with or incorporate into any deliveries provided to VIKING herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of VIKING. Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Consulting Services. Consultant will not during the Term enter into any contractual obligation that is in conflict with Consultant’s obligations under this Agreement.
25.
Survival: The following Sections shall survive expiration of this Agreement or termination of this Agreement for any reason: Sections 3, 4, 5, 6, 9, 13-22, 24 and this Section 25.
26.
Advice of Counsel: EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
27.
Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and both of which together shall be deemed to be one and the same agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

VIKING THERAPEUTICS, INC.

By: /s/ Brian Lian, Ph.D.
Name: Brian Lian, Ph.D.
Title: Chief Executive Officer

Consultant

By: /s/ Marianne Mancini
Name: Marianne Mancini

[Signature Page to Consulting Agreement]

Exhibit A

Services

Consultant will provide such services as may be reasonably requested by VIKING’s Chief Executive Officer from time to time, including relating to the transition and transfer of Consultant’s duties as VIKING’s former Chief Operating Officer and services related to clinical project management and clinical operations for all of VIKING’s drug development programs, including VK2735, VK3019, VK2809, VK0214, VK5211 and VK0612, among others, as well as efforts related to VIKING’s New Drug Application (NDA) filings for each of the VK2735 subcutaneous and VK2735 oral programs.

Options held by Consultant as of July 31, 2026 (Section 2):

Grant Date	Grant Number	Number of Shares	Exercise Price	Vesting Schedule
1/2/2026	609	91,000	$35.42	25% of the shares subject to the option will vest on each anniversary of the grant date.
1/3/2025	471	37,200	$42.89	25% of the shares subject to the option vest on each anniversary of the grant date.
1/3/2024	10342	155,000	$17.40	25% of the shares subject to the option vest on each anniversary of the grant date.
1/3/2023	10294	153,000	$8.52	25% of the shares subject to the option vest on each anniversary of the grant date.
1/3/2022	10245	87,000	$4.88	Fully vested.
3/31/2020	10174	1	$4.68	Fully vested.
1/3/2020	10156	18,574	$7.77	Fully vested.
10/31/2019	10142	1,000	$6.47	Fully vested.

Restricted Stock Unit Awards held by Consultant as of July 31, 2026 (Section 2):

Grant Date	Grant Number	Number of Unvested Shares	Vesting Schedule
1/2/2026	RSU-181	41,000	13,666 shares vest on 1/2/27, 13,667 shares vest on 1/2/28 and 13,667 shares vest on 1/2/29.

A - 1

Grant Date	Grant Number	Number of Unvested Shares	Vesting Schedule
1/3/2025	RSU-155	18,667	9,333 shares vest on 1/3/27 and 9,334 shares vest on 1/3/28.
1/3/2025	RSU-138	11,022	5,511 shares vest on 1/3/27 and 5,5,11 shares vest on 1/3/28.
1/3/2024	RSU-107	23,334	All shares vest on 1/3/27.

Background Technology (Section 6): None.

A - 2